Exhibit 99.10

GM FINANCIAL ANNOUNCES OFFERING OF SENIOR NOTES

FORT WORTH, TEXAS, May 6, 2013 – GENERAL MOTORS FINANCIAL COMPANY, INC. (“GM Financial” or the “Company”) announced today that, subject to market conditions, it intends to offer $2 billion aggregate principal amount of senior notes in various tranches. GM Financial plans to use the net proceeds from the offering of the notes to fund a portion of the acquisition of the international auto finance and financial services businesses of Ally Financial Inc. (“Ally”), to repay certain indebtedness to General Motors Company (“GM”) pursuant to its inter-company loan from GM and for general working capital purposes.

The notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of any offer to buy the notes or any other securities, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

About GM Financial

General Motors Financial Company, Inc. is a wholly-owned subsidiary of General Motors Company and is headquartered in Fort Worth, Texas.

This press release contains forward-looking statements that involve risks and uncertainties. Such risks include – but are not limited to – the Company’s ability to close the acquisition of the remaining portions of Ally’s international operations that the Company has not already acquired and integrate the operations that the Company has acquired and will acquire into its business successfully, changes in general economic and business conditions, GM’s ability to sell new vehicles that the Company finances, the Company’s dependence on the financial condition of GM dealers, interest rate and exchange rate fluctuations, the Company’s financial condition and liquidity, as well as future cash flows and earnings, competition, the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements, the availability of sources of financing, the level of net credit losses, delinquencies and prepayments on the loans and leases the Company originates, the prices at which used cars are sold in the wholesale auction markets, changes in business strategy, including acquisitions and expansion of product lines and credit risk appetite, the ability to integrate the business and operations of acquisitions, and significant litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

(817) 302-7000

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